Exhibit 10.4

ZIM INTEGRATED SHIPPING SERVICES LTD.

2018 SHARE OPTION PLAN

1.       NAME

This plan as adopted by ZIM Integrated Shipping Services Ltd. (the "Company"), and as amended from time to time, shall be known as the "2018 Share Option Plan" (the "Plan").

2.       HEADINGS AND DEFINITIONS

2.1.	The section headings are intended solely for the reader's convenience and in no event shall they constitute a basis for the interpretation of the Plan.

2.2.	In this Plan, the following additional terms shall have the meanings set forth beside them:

"Administrator"	The Board of Directors of the Company, or a committee appointed by the Company's Board of Directors for the purpose of administration of this Plan, subject to the requirements of any applicable law.

"Affiliate"	means a present or future company that either (i) Controls the Company, (ii) is Controlled by the Company; or (iii) is under common Control with the Company.

"Board"	The Board of Directors of the Company,

"Cause"

Any of the following: (a) the definition ascribed to Cause in the individual employment agreement or services agreement between the Company and/or its Affiliate and the Participant and, (b) any one of the following: dishonesty towards the Company or Affiliate, substantial malfeasance or nonfeasance of duty,  unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate; or, any substantial breach by the Participant of (i) his or her employment or service agreement or (ii) any other obligations toward Company or Affiliate.

"Company"	ZIM Integrated Shipping Services Ltd.

"Consultant"	A person who serves as a consultant of the Company or its Affiliate, and is not entitled to receive Options under Section 102, on behalf of whom an Option is granted under Section 3(i).

"Control"	Shall have the meaning ascribed thereto in Section 102 .

"Date of Grant"	As defined in Section 6.2.

"Director"	A member of the Board,

"Disability"

Any physical or mental impairment or sickness of a Participant for a period of three (3) consecutive months, or an aggregate of three (3) months, as such period may be extended at such time by the Administrator, in any twelve (12) month-period, making it impossible for the Participant to continue such Participant's employment or service with the relevant entity in the Group.

"Employee"	as defined under Section 102.

"Exercise Price"	The price determined by the Administrator in accordance with Section 7.1 to be paid to the Company in order to exercise an Option into an Underlying Share.

"Exercise Term"	The term by the end of which the Options granted under this Plan expire, as detailed in Section 8.

"Grant Date"	The date on which the Participant is granted Options under the Plan, as specified and detailed in the Grant Letter.

"Grant Letter"

means a written letter of the Company to a Participant evidencing the terms and conditions of an individual grant of Options, which shall specify, among other things, the following: (i) the tax provision under which the Options are granted; (ii) the Tax Track that the Company has elected according to Section 11 of the Plan (if applicable); (in) the Exercise Price; (iv) the number of Options granted to the Participant, (v) the Date of Grant; and (vi) the vesting schedule. The Participant shall acknowledge in writing the receipt of the Grant Letter and its agreement to its terms.

"Group"	The Company and any direct or indirect subsidiary thereof;

"Holding Period"

With respect to Options granted under Section 102, the minimum period in which the Options granted to a Participant or, upon exercise thereof, the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company elected;

"IPO"	Any initial public offering of the Company, including by way of a sale offering or the listing of the Company's shares on any recognizable stock exchange or regulated market.

"ITA"	The Israeli Tax Authority.

"M&A"

A "merger" as such term or term of similar nature is defined in the Company's articles of association, as well as (i) a sale of 50% or more of the assets of the Company and its subsidiaries taken as a whole; or (ii) a sale of all or more than 50% of the shares of the share capital of the Company whether by a single transaction or a series of related transactions which occur either over a period of 12 months or within the scope of the same acquisition agreement: (iii) an issuance of shares of the Company, whether by a single transaction or a series of related transactions which occurs either over a period of 12 months or within the scope of the same acquisition agreement, and that results in the offeree holding more than 50% of the share capital of the Company (but excluding, for the avoidance of doubt, an IPO); or (iv) a merger, consolidation or like transaction of the Company with or into another corporation, including a reverse triangular merger, but excluding a merger which falls within the definition of Reorganization.

"Non-Qualified Participant"	means a person who is not qualified to receive Options under Section 102, on behalf of whom an Option is granted under Section 3(i).

"Option"	An option to purchase I Ordinary Share of the Company ILS 0.03 nominal value each, subject to the adjustments detailed in Section 9.

"Participant"	Employees, directors or officers, or Consultants of the Group, who are granted Options under the Plan and who signed the Grant Letter.

"Reorganization"	shall mean any re-domiciliation of the Company, share flip, creation of a holding Company for the Company which shall hold all, or 50% or more, of the shares of the Company or any other transaction involving the Company in which the ordinary shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation and in which there is no material change to the interests held by the shareholders of the Company prior to such transaction and thereafter.

"Retirement"	The termination of a Participant's employment or service as a result of his or her reaching the earlier of (i) the age of retirement as defined by the applicable law; or (ii) the age of retirement specified in the Participant's employment agreement.

"Section 102"	Section 102 of the Tax. Ordinance, as amended from time to time.

"Section 102 Rule"	The Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, as amended from time to time.

"Share"	An ordinary share of the Company ILS 0.03 nominal value.

"Stock Exchange"	Any stock exchange or regulated market on which the Shares are listed for trade.

"Subsidiary"	Any entity in which the Company holds, directly or indirectly, more than 50% of the voting rights.

"Tax"	Any applicable tax and other compulsory payments such as income tax, social security and health tax contributions under any applicable law, excluding the employer's contributions to such payments as required under law.

"Tax Ordinance"	The Israeli Income Tax Ordinance [New Version] of 1961, as amended from time to time, and any regulations, rules, orders or procedures promulgated thereunder.

"Tax Track"	One of the three tax tracks described under Section 102, and particularly, (1) the "Capital Gains Track Through a Trustee"; or (2) the "Income Tax Track Through a Trustee"; or (3) the "Income Tax Track Without a Trustee"; each as defined in Section 13 of this Plan.

"Termination"	The termination of employment or service of a Participant in a corporation within the Group. For the avoidance of doubt, the change of employment or service of a Participant within the Group shall not be considered a termination of employment or service of such Participant.

"Termination Date"	The date on which the employment or service relations between a Participant and the Group have been terminated, for any reason whatsoever, and for the purpose of Termination for Cause, the date on which a notice regarding such termination was sent by the Company to the Participant.

"Trading Day"	A day on which there is trading on the Tel Aviv Stock Exchange Ltd. and if the Shares are listed for trade on a Stock Exchange - a day on which there is trading on both the Tel Aviv Stock Exchange Ltd. and such Stock Exchange.

"Underlying Shares"	Shares issued or to be issued upon exercise of Options granted in accordance with the Plan.

"USD"	United States Dollars.

"Vesting Date"	The date upon which the Participant becomes entitled to the all or part of the Options as detailed in this Plan.

"102 Participant"	means, an Israeli tax resident who is an employee or a director of the Company or of an Israeli Affiliate, on behalf of whom an Option is granted under Section 102.

3.     PURPOSE OF THE PLAN

The primary purposes of this Plan are to attract and retain the best available individuals for positions of substantial responsibility in the Company, and to promote the long term success of the Company's business, by creating a link between Participants' compensation and appreciation in shareholder value as well as aligning the interests of the Participants with the future and long term success of the operations of the Company.

4.     RESERVATION OF SHARES

The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be up to 5% of the Company's issued and outstanding share capital in accordance with Articles 6.3.9(b) and 1.7 of the Company's Articles of Association. Such number of Underlying Shares may be changed from time to time by the Administrator, subject to applicable law and the Company's Articles of Association. Such number of Underlying Shares shall be subject to adjustments as required for the implementation of the Plan.

5.     ADMINISTRATION OF THE PLAN

Subject to any applicable law and the Company's Articles of Association, the Administrator shall have the power to administer the Plan, including (i) to amend, modify or supplement (with the consent of the applicable Participant, if such amendments adversely effect the terms of grant) the terms of each outstanding Options; (ii) to interpret the Plan; (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of the Grant Letter; and (iv) to authorize conversion or substitution under the Plan of any or all Options thereunder and to cancel or suspend Options thereunder, as necessary, provided the interests of the Participants are not harmed.

The Administrator shall further have the authority: (i) to determine the Participants under the Plan; (ii) to determine the terms and provisions of each grant under the Plan; (iii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant under the Plan; and (iv) to make all other determinations deemed necessary or advisable for the administration of the Plan.

It is hereby clarified that there is no obligation for uniformity of treatment of Participants. The terms and conditions of any grant and the Administrator's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

6.       GRANT OF OPTIONS

6.1.	Conditions for Grant. Options may be granted at any time after the fulfillment of all of the following conditions: (i) the Plan has been approved by the necessary corporate bodies of the Company; (ii) 30 days have lapsed since the day a request for approval of the Plan has been filed with the ITA pursuant to the requirements of the Tax Ordinance; (iii) the actual grants of Options have been approved by the necessary corporate bodies of the Company; and (iv) all such other approvals, consents or requirements necessary under any applicable law have been received or met.

6.2.	Date of Grant. The date on which Options shall be deemed granted under the Plan shall be the date on which the Board approves the grant or the date specified as the date of grant in the Grant Letter, if specified (the "Date of Grant").

6.3.	Eligibility for Grant. The Board may grant Options to any Employee, officer, Director, or Consultant of the Group.

6.4.	Grant Letters. Options granted under the Plan shall be evidenced by a written Grant Letter to be executed between the Participant and the Company setting forth the relevant terms and conditions of such grant and which shall by its terms incorporate the Plan, and a confidentiality undertaking to be executed by the Participant as a condition to receiving the Options.

7.      EXERCISE OF OPTIONS AND SALE OF SHARES

7.1.	Exercise Price. The Exercise Price per each Option shall be determined by the Administrator and shall be set forth in the respective Grant Letter,

7.2.	Vesting of Options.

7.2.1.	Vesting Schedule. Unless otherwise determined in the Grant Letter, the Options shall vest in three installments over a period of four years in a manner that 50% of the Options granted shall vest on May 24, 2020; 25% of the Options granted shall vest on May 24, 2021 and the remaining 25% of the Options granted shall vest on May 24, 2022, all subject to the continuous employment or service of the Participant with the Group.

7.2.2.	Acceleration of Vesting. All of the unvested Options shall automatically accelerate, and become fully vested and exercisable upon the consummation of an M&A, or at an earlier date, as shall be determined by the Administrator's sole judgment, in order to allow the Participants to participate in the M&A and enjoy its economic benefits.

7.23.	"Double-Trigger" Mechanism. Notwithstanding the provisions of Section 7.2.2, prior to an IPO, if as a result of an M&A, the Participant is expected to receive a certain consideration from the Options granted to the Participant pursuant to this Plan, the Participant shall be entitled to receive, upon the consummation of such M&A, only 50% of the said consideration, after applicable tax, while the remaining 50% of the consideration, after applicable tax (the "Remaining Consideration"), shall be held in trust for the benefit of the Participant and released to the Participant (subject to the remaining provisions of this Plan, including for the avoidance of doubt, Section 13) until the earlier to occur of (i) the lapse of 12 months from the date of consummation of the aforesaid M&A, or (ii) the termination of the Participant's employment or service with the Group or with the Employing Entity (as defined below) by the Group or by the Employing Entity other than for Cause; or (iii) death, Disability or Retirement of the Participant. Until the Remaining Consideration is released to the Participant, the Participant shall be entitled to give instructions to the trustee with respect to the management of the Remaining Consideration as shall be set forth in the trust agreement to be approved by the Administrator in its sole judgment, subject to all other terms of this Plan. For the avoidance of doubt, in the event the Participant decides to terminate his or her employment or service with the Group and/or the Employing Entity, as the case may be, during the 12-month period following an M&A (and not by reason of death, Disability or Retirement), the Participant shall not be entitled to the Remaining Consideration and the Remaining Consideration shall be returned to the Employing Entity. For the purpose of this Section 7.3, an Employing Entity shall mean the entity the Participant was employed by prior to the Participant's termination of employment or service or much other corporation, as shall be determined in good faith by the Administrator.

7.3.	Minimum Exercise. Unless otherwise determined by the Administrator, no exercise of Options by any Participant shall be for a quantity of less than 10% of the Granted Options. The exercise of a portion of the Options granted to a Participant shall not cause the expiration, termination or cancellation of the remaining unexercised Options.

7.4.        Manner of Exercise.

7.4.1.	Exercise of Options Prior to an IPO and not in connection with an M&A. Prior to an IPO and provided no M&A has occurred, any vested Options may be exercised only during a period of 30 days following the approval of the Company's annual financial statements, or in the event of termination of employment or service relations between the Participant and the Group as detailed in Section 12 - during the exercise periods detailed in Section 12, as the case may be, by and upon the fulfillment of the following prerequisite terms and conditions:

(i)

Exercise Notice - The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee) of an exercise notice in the form prescribed by the Administrator, including but not limited to: (i) the identity of the Participant; (ii) the number of Options to be exercised; and (iii) the Exercise Price to be paid (the "Exercise Notice").

(ii)

Exercise Price - The payment by the Participant to the Company, in such manner as shall be accepted by the Company, of the Exercise Price with respect to all the Options exercised as set forth in the Exercise Notice.

(iii)

Issuance of Underlying Shares - No later than 5 Trading Days following the delivery of a duly signed Exercise Notice and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

7.4.2.	Exercise of Options Prior to an IPO in connection with an M&A. Prior to an IPO, any vested Option (including Options that have vested pursuant to Section 7.2.3) may be exercised by a Participant as part of the consummation of an M&A, in a manner that will allow the Participant to participate with respect to such Options in the M&A, taking into consideration the provisions of Section 9.4, and all in accordance with procedures to be determined by the Administrator in good faith, based on an independent expert's opinion, whose determination shall be final, binding and conclusive on all Participants.

Without derogating from the foregoing, the exercise of Options shall be made by way of a "cashless" exercise in a manner that the value of the benefit embedded in the Options exercised shall be calculated in accordance with the following formula (the "Benefit Value"):

A x (B-C)

A= The number of Options to be exercised;

B =The price in USD of a Share as derived from the Company's value in the M&A. If the Company's value in the M&A is not clearly determined (for example, in the event the consideration in the M&A is not strictly in cash or publicly traded securities), such determination shall be made by the Administrator in good faith with the aim of providing the Participants with the intended financial based on an independent expert's opinion, whose determination shall be final, binding and conclusive on all Participants.

C= Exercise Price in USD per Option.

As far as it feasible, the Benefit Value shall be paid to the Participants in the same currency and on the same date (subject to the provisions of Section 7.2.3) that payment is made to the Company's shareholders in the M&A.

Notwithstanding the foregoing, the Administrator, at its sole discretion, may require Participants to pay the nominal value of the Underlying Shares, or act in accordance with the provisions of Section 304 of the Israeli Companies Law of 1999.

7.4.3.	Exercise of Options following an IPO. Upon the consummation of an IPO and so long as the Shares remain listed on a Stock Exchange, any vested Options may be exercised at any time, by and upon the fulfillment of the following prerequisite terms and conditions:

(i)

Exercise Notice - The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee) of an exercise notice in the form prescribed by the Administrator, including but not limited to: (i) the identity of the Participant and (ii) the number of Options to be exercised (the "Exercise Notice").

(ii)

Method of Exercise. On the date of receipt by the Company of the Exercise Notice (and where the Exercise Notice is received after 1:00 p.m. Israel time, on the Trading Day subsequent to receipt of the Exercise Notice by the Company) (the "Exercise Day"), the Company shall allocate the Underlying Shares.

The Administrator shall maintain, at his sole discretion, the ability to determine, amend, supplement, or alter the method and means of exercise described in this section 7.4.3(ii).

	(iii)	"Cashless" Exercise. The number of Underlying Shares shall be calculated in accordance with the following formula:

A x (B - C) B

A= The number of Options which the Participant wishes to exercise as specified in the Exercise Notice;

B = The closing price in USD of the Shares on the Stock Exchange on the Exercise Day;

C= Exercise Price in USD per Option.

(iv)

Payment of Nominal Value/Capitalization, the Administrator, at its sole discretion, may require Participants to pay the nominal value of the Underlying Shares, or act in accordance with the provisions of Section 304 of the Israeli Companies Law of 1999.

7.4.4.	All costs and expenses, including broker fees and bank commissions, derived from the exercise of Options or the Underlying Shares, shall be borne solely by the Participant.

8.     TERM OF OPTIONS

Subject to the provisions of this Plan and unless earlier terminated pursuant to the provisions of this Plan, all granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 6th anniversary of their Date of Grant. The Administrator shall have full and absolute discretion to extend the said term of the Options by up to two (2) periods of one (1) year each.

Notwithstanding the foregoing, if the term of the Options shall end during a period which was determined by the Company as a "blackout" period by reason of existence, or potential existence, of inside information, then subject to the remaining terms of the Plan, the term of the Options shall automatically be extended, with no further need for any resolution of the Company's body corporate or the Administrator, for an additional period in such number of days as included in the "blackout" period. The Administrator shall notify the Participants on such extension. For the purpose of this Plan, the Term of Options shall include the extended term as detailed above.

9.     ADJUSTMENTS

9.1.	Changes in Capitalization. Subject to any required action by the Shareholders, the number of Underlying Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan, and the Exercise Price of each such Option, shall be proportionately and equitably adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination, reclassification, or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company without changing the aggregate Exercise Price, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

9.2.	Rights Offering. In the event the Company conducts a rights offering, the Exercise Price shall be reduced by the amount equals to the benefit component to the offerees in the rights offering. For this purpose, (i) if the Company has undergone an IPO, the benefit component shall mean the ratio between the closing price of a Share on the last Trading Day prior to the ex-date and the base price of the Share on the ex-date; (ii) if the Company has not undergone an IPO, the benefit component shall be determined in good faith by the Administrator based on the opinion of an independent expert whose determination in that respect shall be final, binding and conclusive.

9.3.	Dividend, In the event of any payment of divided, either in cash or in kind, by the Company to its shareholders, the Exercise Price shall be reduced by the amount of dividend per Share in USD.

9.4.	Changes in Organizational Structure. In the event of changes in the Company's organizational structure, including Reorganization, M&A, and the like, the Administrator at its sole and absolute discretion may decide: (i) how vested Options (including Options with respect to which the vesting period has been accelerated) shall be exercised, exchanged, assumed, replaced and/or sold by the Trustee or the Company (as the case may be) on behalf of the Participants; and (ii) how Underlying Shares issued upon exercise of the Options granted under any of the tax tracks and held by the Trustee on behalf of 102 Participants shall be replaced and/or sold by the Trustee on behalf of these Participant; and (iii) how any treatment of Options and underlying Shares may be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the changes to the organizational structure in relation to Options and underlying Shares of the Company.

In the case of assumption and/or substitution of Options, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Grant Letter shall remain unchanged, all subject to the determination of the Administrator, whose determination shall be at its sole discretion and final. The grant of any substitutes for the Options to Participants further to changes in the organizational structure, as provided in this section, shall be considered to be in full compliance with the terms of this Plan. The value of the exchanged Options pursuant to this section shall be determined in good faith solely by the Administrator, in good faith, based on an independent expert's opinion, whose determination shall be final, binding and conclusive on all Participants.

For the purposes of this section, the mechanism for determining the assumption or exchange as aforementioned shall be agreed upon between the Administrator and the successor company.

Without derogating from the above, in the event of an M&A, the Administrator shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options (including Options with respect to which the vesting period has been accelerated) within a set time period and sell all of the Underlying Shares on the same terms and conditions as applicable to the other shareholders selling their Shares as part of the M&A. Each Participant acknowledges and agrees that the Administrator shall be entitled, subject to any applicable law, to authorize any one of its members to sign any agreement and any share transfer deeds in customary form with respect to the Underlying Shares held by such Participant and that such agreement and share transfer deed, as applicable, shall bind the Participant.

9.5.	Debt Restructuring. In the event the Company undergoes a Debt Restructuring, which includes the write off of Debt, and which is not part of an M&A, the Exercise Price shall be adjusted proportionately to the amount of debt written off, as shall be determined by the Administrator, in good faith, based on an independent expert's opinion, whose determination shall be final, binding and conclusive on all Participants. No adjustment shall be made upon any other Debt Restructuring or the rescheduling of payments (either principal or interest) by the Company to its creditors.

10.    FRACTION OF SHARES

In any event that the Company is required to issue to a Participant fraction of Shares pursuant to the terms of this Plan, the Company shall not issue fraction of Shares and the number of Shares shall be rounded down to the closest number of Shares.

11.    RIGHTS AS A SHAREHOLDER

Unless otherwise specified in the Plan, a Participant shall not have any rights as a Shareholder with respect to Underlying Shares issued under this Plan, until such time as the Shares shall be registered in the name of the Participant in the Company's register of shareholders and as from such time the following shall apply:

11.1.

Voting Rights. Until consummation by the Company of an IPO, or an M&A, Underlying Shares issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the Company's Chairman of the Board who shall be appointed by the Board as a representative (the "Representative") and the following provisions shall apply to the Representative: (i) the Board may, at its discretion, replace the Representative from time to time; (ii) Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the Shareholders in the same proportion as the vote of the other outstanding Shares of the Company (i.e., If 80% of the other outstanding Shares of the Company are voted in favor of certain resolution, and 20% shall be voted against, the Shares subject to proxy shall be voted in the same manner); (iii) each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy; and (iv) the Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys' fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative's own fraud or gross negligence, to the extent permitted by any applicable law. In the event the Representative has indemnification by virtue of other functions or services he or she performs for the Company or the Group (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or the Group), this indemnification shall be in addition to any such other indemnification.

11.2.

Dividend. The Participants shall be entitled to receive any cash dividend paid to the Shareholders with respect to Underlying Shares issued to them under this Plan. Payments of such dividend to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Trustee or the Company, as agreed between the Company and the Trustee, in accordance with any applicable law.

12.    TERMINATION

12.1.	Termination of Employment or Service not by Reason of Cause. Death. Disability or Retirement. If the Participant ceases to be an employee, director or officer of the Group for any reason, other than due to death, Retirement, Disability or Cause ("Termination of Employment or Service"), the Participant shall be entitled to exercise any vested Options on the date of Termination of Employment or Service and for a 90-day period thereafter (in this Section 12.1, the "Exercise Period"), Any Options not vested by the date of Termination of Employment or Service shall expire on such date. Exercise of such vested Options during the Exercise Period shall be in accordance with the provisions of Section 7.4.1, unless an either an M&A or an IPO has been consummated during the Exercise Period in which event, the exercise of such vested Options shall be in accordance with the provisions of Section 7.4.2 or Section 7.4.3, respectively. Options that have not been exercised by the end of the Exercise Period shall return to the pool of Options available for future grants under this Plan.

12.2.	Termination for Cause. If the Participant ceases to be an employee, director or officer of the Group for Cause ("Termination for Cause"), the Participant shall not be entitled to exercise any Options, whether vested or unvested, upon the Termination for Cause and all such Options granted to the Participant shall return to the pool of Options available for future grants under this Plan.

12.3.	Termination by Reason of Death, Disability or Retirement. If the Participant ceases to be an employee, director or officer of the Group by reason of death, Disability or Retirement ("Termination for Other Reasons"), the Participant shall be entitled to exercise any vested Options on the date of Termination for Other Reasons and for a 12-month period thereafter (in this Section 12.3, the "Exercise Period"). Any Options not vested by the date of Termination for Other Reasons shall expire on such date. Exercise of such vested Options during the Exercise Period shall be in accordance with the provisions of Section 7.4.1 above, unless either an M&A or an IPO has been consummated during the Exercise Period in which event, the exercise of such vested Options shall be in accordance with the provisions of Section 7.4.2 or Section 7.4.3, respectively. Options that have not been exercised by the end of the Exercise Period shall return to the pool of Options available for future grants under this Plan.

12.4.	The Administrator shall have the right (but not the obligation), in its sole judgment, to extend the Exercise Periods detailed in Sections 12.1 through 12.3 and/or approve an acceleration of vesting for all Options held to the benefit of a Participant, or for a portion thereof, in its sole judgement.

12.5.	A Participant shall not be entitled to raise any claim against the Company that he or she was prevented from the continued vesting of Options following the date of Termination. Such Participant shall not be entitled to any compensation in respect of Options, which would have vested in his or her favor or been paid in the event that his or her employment or service had not been terminated.

13.    TAXES AND WITHHOLDING TAX

All Options shall be granted under the Plan in accordance with one of the following tax provisions (the "Tax Provisions"):

(A)	The Administrator may grant Options to 102 Participant in accordance with the provisions of Section 102 and the Section 102 Rules; and

(B)	The Administrator may Grant Options to Non-Qualified Participant in accordance with the provisions of Section 3(i).

13.1.	Tax Provision Selection. The Administrator shall elect under which Tax Provision each Option is granted at its sole discretion and in accordance with any applicable law (the "Election") and shall notify each Participant in the Grant Letter, under which Tax Provision the Options are granted and, if applicable, under which Section ] 02 Tax Track, the Options are granted.

13.2.	Section 102 Trustee Tax Tracks. If the Administrator elects to grant Options to 102 Participants through; (i) the Capital Gains Track Through a Trustee; or (ii) the Earned Income Track Through a Trustee, then, in accordance with the requirements of Section 102, the Administrator shall appoint a Trustee who shall hold in trust on behalf of each 102 Participant the granted Options and the Underlying Shares issued upon exercise of such Options.

The Holding Period for the Options and/or Underlying Shares shall be as follows: (i) The Capital Gains Tax Track Through a Trustee-if the Administrator elects to grant Options according to the provisions of this track, then the Holding Period shall be 24 months from the Date of Grant, or such period as may be determined in any amendment of Section 102, and (ii) Earned Income Track Through a Trustee - if the Administrator elects to grant Options according to the provisions of this track, then the Holding Period shall be 12 months from the Date of Grant, or such period as may be determined in any amendment of Section 102.

Subject to Section 102 and the Section 102 Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of the Options or Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Options or the Underlying Shares form the Trustee before the end of the applicable Holding Period (the "Breach"), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Section 102 Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with the Options and/or Underlying Shares (the "Additional Rights"), all such Additional Rights shall be granted and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee at least for the remainder of the Holding Period applicable to the Options and/or Underlying Shares, as applicable. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

13.3.	Income Tax Track Without a Trustee. If the Administrator elects to grant Options to 102 Participants according to the provisions of the Income Tax Track Without a Trustee, then the Options shall not be subject to a Holding Period.

13.4.	Concurrent Conditions. The Holding Period, if any, is in addition to the vesting period with respect to Options, as specified in Section 7.2 of the Plan or in the Grant Letter. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for granted Options.

13.5.	Trust Agreement. The terms and conditions applicable to the trust relating to the Tax Track elected by the Administrator, as appropriate, shall be set forth in Trust Agreement.

FOR AVOIDANCE OF DOUBT IT IS CLARIFIED THAT THE TAX TREATMENT OF ANY OPTION GRANTED UNDER THIS PLAN IS NOT GUARANTEED AND ALTHOUGH OPTIONS MAY BE GRANTED UNDER A CERTAIN TAX TRACK, THEY MAY BECOME SUBJECT TO A DIFFERENT TAX TRACK IN THE FUTURE.

14.  TAX MATTERS

This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102 and any written approval or ruling from the ITA. All tax consequences under any applicable law which may arise from the grant of Options, from the exercise thereof, or from the holding or sale or transfer of the Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant or from any other event or act hereunder (whether any act of the Participant or of the Company or of the Group or of the Trustee), shall be borne solely on the Participant. The Participant shall indemnify the Company and/or the Group and/or the Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or linkage differentials.

Except as otherwise required by any applicable law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of a Participant or the sale, exchange or other transfer of any Underlying Shares issued upon exercise of Options until all tax consequences (if any) arising from the exercise of such Options or sale, exchange or other transfer of Underlying Shares (or other securities issued under the Plan) are resolved to the full satisfaction of the Company. Without derogating from the above, the Company and/or, when applicable, the Trustee, shall not be required to release any Share certificate to a Participant until all required payments have been fully made.

If the Administrator elects to grant Options according to the provisions of the Income Tax Track Without a Trustee, and if prior to the exercise of any and/or all of these Options, such Participant ceases to be an employee, director, or officer of the Company or the Group, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the exercise of such Options, as the case may be.

It is clarified that if any grants made under either of the tax tracks under Section 102 do not comply with the requirement of such tax track, the grant shall be considered subject to the non-trustee track under Section 102, or Section 3(i) or Section 2 of the Ordinance, as applicable.

15.   WITHHOLDING TAXES

Whenever an amount with respect to withholding tax relating to Options granted to a Participant and/or Underlying Shares (or other securities issued under the Plan) issued upon the exercise thereof is due from the Participant and/or the Company and/or the Group, the Company and/or the Group and/or the Trustee shall have the right to demand from a Participant such amount that would be sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever securities or any other non-cash assets are to be delivered pursuant to the exercise of an Option and the sale of Underlying Shares, or transferred thereafter, the Company and/or the Group and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Group, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Group and/or the Trustee shall have the right to withhold or set-off (subject to any applicable law) such securities or any other non-cash assets pending payment by the Participant of such amounts.

In any case where a tax is required to be withheld in connection with the delivery of securities of the Company or of the Group under the Plan, the Administrator may at its sole discretion (subject to any applicable law) grant (either at the time of the grant or thereafter) to a Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that: (i) the Company reduce the number of securities to be delivered by (or otherwise reacquire from the Participant) the appropriate number of securities, valued in a consistent manner at their fair value or at the sales price in accordance with authorized procedures for "cashless" exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment; or (ii) have the Company withhold from proceeds of the sale of such securities (either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant's behalf) the minimum amount required to be withheld.

Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules or any other applicable law, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and the Underlying Shares may be validly transferred in accordance with Section 17, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant in the event he/she would have survived.

16.   TERM OF SHARES HELD IN TRUST

No Underlying Shares shall be held by the Trustee on behalf of the Participant for a period longer than two (2) years after the end of the Exercise Term. The Administrator shall instruct the Trustee as to the transfer of these Underlying Shares.

17.    RESTRICTIONS ON TRANSFER OF OPTIONS AND UNDERLYING SHARES

Without derogating from any other provisions of this Plan:

17.1.	Options. Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

17.2.	Lock Up. Notwithstanding the Holding Period, if the Company engages in a financing transaction, or conducts an IPO, at the request of the investors in such transaction or underwriters, as the case may be, the Administrator may determine that Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of up to 180 days, or such longer period of time as may be recommended by the Administrator, during which time Participants shall not be allowed to sell, or otherwise transfer, the Underlying Shares. As a condition for the grant of the Options and the issuance of Underlying Shares thereunder, each Participant shall execute such other documents and/or agreement as shall be determined by the Administrator at its sole discretion.

17.3.	Acknowledgement to Restrictions. As a condition for the grant of Options and issuance of Underlying Shares thereunder, each Participant shall acknowledge the terms and provisions of the corporate documents of the Company, including organizational documents, as amended from time to time, and all other agreements among the Shareholders which are applicable to the holders of Shares and shall agree to be bound by their terms, including with respect to any restriction applicable to the Shares.

18.  TRANSFER OF RIGHTS UPON DEATH

No transfer of any Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents: (i) a written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant's estate and of the transferee; (ii) a written consent by the transferee to pay any payment due according to the provisions of the Plan and otherwise comply by all the terms of the Plan; and (iii) any such other evidence as the Administrator may deem necessary to establish the right to the transfer of Options or Underlying Shares issued upon the exercise thereof and the validity of the transfer.

19.  ONE-TIME BENEFIT: NO SPECIAL EMPLOYMENT RIGHTS

Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or the Group or to interfere in any way with the right of the Company or the Group, to terminate such employment or service or to increase or decrease the compensation of the Participant. The Options are extraordinary, one-time benefits granted to the Participants and are not and shall not be deemed a salary component for any purpose whatsoever, including, in connection with calculating severance compensation under any applicable law.

20.  NO RIGHT OF OTHERS TO OPTIONS

Subject to the provisions of the Plan, no person other than the Participant shall have any right with respect to Options granted to the Participants under the Plan.

21.  EXPENSES AND RECEIPTS

The expenses incurred in connection with the administration and implementation of the Plan shall be borne by the Company. Any proceeds received by the Company in connection with the exercise of any Option may be used for general corporate purposes.

22.  GENERAL PROVISIONS

22.1.	Governing Law and Jurisdiction. The Plan, the Grant Letter and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Israel. The competent courts of Haifa, Israel shall have sole jurisdiction in any matters pertaining to this Plan and any agreements thereunder.

22.2.	No Conflicts. In the event of any conflict between the terms of the Plan and the Grant Letter, the Grant Letter shall prevail.

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